UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2015

GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21680 Haggerty Road, Ste. 101, Northville, MI	48167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 2, 2015, Gentherm GmbH (“Gentherm Germany”), a subsidiary of Gentherm Incorporated (the “Company”), entered into an agreement settling all claims against UniCredit Bank AG pertaining to a 10 year currency related swap (“CRS”) entered into by Gentherm Germany in March 2008.  For more information concerning the CRS, see Note 6 to the consolidated condensed financial statements included in Part I, Item 1 of the Company’s Form 10-Q filed on October 30, 2015 for the quarterly period ended September 30, 2015.  As a result of the settlement:

•	the CRS and its related liability to Gentherm have been terminated;
•	Gentherm’s interest in an offsetting derivative contract designed to limit the market risk of payments due under the CRS has been sold; and
•	Gentherm will make a final, significantly reduced payment to UniCredit.

The net decrease in cash as a result of the settlement will be approximately €6.9 million.  The settlement will have a positive after-tax net income impact of approximately $0.20 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTHERM INCORPORATED

	By:	/s/ Kenneth J. Phillips
Kenneth J. Phillips
Vice-President and General Counsel
Date: December 2, 2015